Press release

RBC Bearings Incorporated Announces Fiscal 2008 Third Quarter Results

Oxford, CT - February 7, 2008 - RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the third quarter ended December 29, 2007.

Third Quarter Highlights

($ in millions)	Q3 Fiscal 2008		Q3 Fiscal 2007		Change
	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$80.4		$76.5		5.0%
Gross margin	$27.6		$24.5		12.3%
Gross margin %	34.3%		32.1%
Operating income	$15.1	$15.3	$14.3	$13.6	5.4%	12.4%
Net income	$9.6	$9.5	$9.4	$8.1	2.4%	17.9%
Diluted EPS	$0.44	$0.44	$0.44	$0.38	0.0%	15.8%
(1) Results exclude items in reconciliation below.

Nine Month Highlights

($ in millions)	Q3 Fiscal 2008		Q3 Fiscal 2007		Change
	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$238.5		$225.0		6.0%
Gross margin	$81.2		$71.6		13.5%
Gross margin %	34.1%		31.8%
Operating income	$44.9	$45.6	$40.4	$40.1	11.0%	13.6%
Net income	$28.2	$28.5	$21.8	$23.1	29.4%	23.3%
Diluted EPS	$1.29	$1.30	$1.03	$1.09	25.2%	19.3%
(1) Results exclude items in reconciliation below.

“RBC Bearings achieved strong performance this quarter as we continued to experience increased demand from many of our end markets," said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. "During the third quarter, our business performed very well on a year-over-year basis highlighted by significant improvements in gross margin, operating income, net income, and backlog. We are also pleased to have delivered EPS growth of 15.8% on an adjusted basis for the third quarter. This continued progress is the result of many years of effort to improve and expand our manufacturing operations, broaden our product offerings, and increase our market penetration. I believe that today the Company is showing excellent momentum in all these areas as we enter our last fiscal quarter of 2008.”

Third Quarter Results
Net sales for the third quarter of fiscal 2008 were $80.4 million, an increase of 5.0% from $76.5 million in the third quarter of fiscal 2007. Net sales for the third quarter of fiscal 2008 increased 8.9% excluding the impact of the decrease in the class 8 heavy truck market. Gross margin for the third quarter rose 12.3% to $27.6 million compared to $24.5 million for the same period last year. Gross margin as a percentage of net sales improved to 34.3% in the third quarter of fiscal 2008 compared to 32.1% for the same period last year.

Operating income increased 5.4% to $15.1 million for the third quarter of fiscal 2008 compared to $14.3 million for the same period last year. Operating income as a percentage of net sales was 18.8% for the third quarter of fiscal 2008 compared to 18.7% for the same period last year. Operating income, excluding plant moving and consolidation costs and disposal of fixed assets, was $15.3 million, an increase of 12.4% compared to adjusted operating income for the same period last year. As a percentage of net sales, operating income, excluding these charges, was 19.0% compared to 17.7% for the same adjusted period last year.

Interest expense, net for the third quarter of fiscal 2008 was $0.7 million, a decrease of $0.5 million, from $1.2 million for the same period last year.

For the third quarter of fiscal 2008, the Company reported net income of $9.6 million compared to net income of $9.4 million in the same period last year. Net income excluding the after tax impact of plant moving and consolidation costs, disposal of fixed assets, and the CDSOA payment, increased 17.9% to $9.5 million compared to $8.1 million for the same adjusted period last year.

Nine Month Results
Net sales for the nine month period ended December 29, 2007 were $238.5 million, an increase of 6.0% from $225.0 million for the nine month period ended December 30, 2006. Net sales for the nine month period ended December 29, 2007 increased 10.6%, excluding the impact of the decrease in the class 8 heavy truck market. Gross margin rose 13.5% to $81.2 million compared to $71.6 million for the same nine month period last year. Gross margin as a percentage of net sales improved to 34.1% for the first nine months of fiscal 2008 compared to 31.8% for the same period last year.

For the nine month period ended December 29, 2007, the Company reported operating income of $44.9 million compared to $40.4 million for the same period last year. Operating income, excluding plant moving and consolidation costs and disposal of fixed assets increased 13.6% to $45.6 million for the nine months ended December 29, 2007 compared to $40.1 million for the same adjusted period last year. Operating income as a percentage of net sales excluding these charges was 19.1% for the first nine months of fiscal 2008 compared to 17.8% for the same adjusted period last year.

Interest expense, net for the nine month period ended December 29, 2007 was $2.3 million, a decrease of $2.3 million from $4.6 million for the same period last year.

Net income for the nine month period ended December 29, 2007 was $28.2 million compared to net income of $21.8 million for the same period last year. Net income, excluding the after tax impact of plant moving and consolidation costs, disposal of fixed assets, and the CDSOA payment, increased 23.3% to $28.5 million for the first nine months of fiscal 2008 compared to $23.1 million for the same adjusted period last year.

CDSOA Payment
In December 2007, the Company received approximately $0.3 million in payments under the U.S. Continued Dumping and Subsidy Offset Act “CDSOA” compared to $1.2 million received in December 2006. The CDSOA distributes antidumping duties paid by overseas companies to qualified domestic firms hurt by unfair trade. This payment has been classified below Operating Income in “Other non-operating expense (income)” on the Consolidated Statements of Operations.

Outlook
“As we look forward to the end of fiscal 2008, we remain focused on delivering profitable growth, and our emphasis on new product innovation and continued process improvement will help us to deliver on both the top and bottom-line. We remain committed to delivering outstanding customer service, seeking strategic growth opportunities, and increasing shareholder value. We believe our market position and engineering capabilities will allow us to expand our niche applications and effectively serve our strong customer base,” concluded Dr. Hartnett.

Based on current market conditions, the Company expects financial performance in its fourth quarter of fiscal 2008 to be as follows:

▪	Net sales in the range of $88.0 - $92.0 million

▪	Operating income in the range of $18.0 - $19.0 million

Live Webcast
RBC Bearings Incorporated will host a webcast tomorrow, February 8th at 10:30 a.m. ET to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s web site, www.rbcbearings.com, on the day of the conference call and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 888-680-0890 (international callers dial 617-213-4857) and enter conference call ID # 73001813. An audio replay of the call will be available from 12:30 p.m. ET on Friday, February 8th until 11:59 p.m. ET on Friday, February 22nd. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 57020961.

Investors are advised to dial into the call at least ten minutes prior to the call to register. Participants may pre-register for the call at:
www.theconferencingservice.com/prereg/key.process?key=PAQUFHH7J
Pre-registrants will be issued a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Non-GAAP Financial Measures
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain charges. These non-GAAP measures adjust for charges that the Company believes are unusual. The Company believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings
RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,045 people and operates 20 manufacturing facilities in 4 countries.

Safe Harbor for Forward Looking Statements
Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statement.

Contacts

RBC Bearings
Daniel A. Bergeron
203-267-5028
dbergeron@rbcbearings.com

Ashton Partners
Michael Cummings
(800) 281-1163
investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006

Net sales	$80,407	$76,544	$238,462	$225,023
Cost of sales	52,853	52,001	157,226	153,468
Gross margin	27,554	24,543	81,236	71,555

Operating expenses:
Selling, general and administrative	12,042	10,762	35,232	30,999
Other, net	401	(552)	1,117	115
Total operating expenses	12,443	10,210	36,349	31,114

Operating income	15,111	14,333	44,887	40,441

Interest expense, net	744	1,225	2,291	4,590
Loss on early extinguishment of debt	-	-	27	3,576
Other non-operating expense (income)	(255)	(1,227)	(255)	(1,227)
Income before income taxes	14,622	14,335	42,824	33,502
Provision for income taxes	5,041	4,976	14,669	11,741
Net income	$9,581	$9,359	$28,155	$21,761

Net income per common share:
Basic	$0.45	$0.45	$1.31	$1.07
Diluted	$0.44	$0.44	$1.29	$1.03

Weighted average common shares:
Basic	21,458,764	20,573,670	21,422,581	20,319,173
Diluted	21,833,870	21,439,491	21,811,793	21,149,868

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 29,	December 30,	December 29,	December 30,
Reconciliation of Reported Operating Income to	2007	2006	2007	2006
Adjusted Operating Income:

Reported operating income	$15,111	$14,333	$44,887	$40,441
RBC API facility moving costs	111	-	589	-
Nice facility consolidation expense	-	42	-	357
Gain on sale of Nice building	-	(797)	-	(797)
Disposal of fixed assets	42	5	105	121
Adjusted operating income	$15,264	$13,583	$45,581	$40,122

Reconciliation of Reported Net Income and	Three Months Ended		Nine Months Ended
Net Income Per Common Share to Adjusted Net	December 29,	December 30,	December 29,	December 30,
Income and Adjusted Net Income Per Common Share:	2007	2006	2007	2006

Reported net income	$9,581	$9,359	$28,155	$21,761
RBC API facility moving costs (1)	73	-	387	-
Nice facility consolidation expense (1)	-	27	-	232
Gain on sale of Nice building (1)	-	(520)	-	(518)
Disposal of fixed assets (1)	28	3	69	79
Loss on early extinguishment of debt (1)	-	-	18	2,324
CDSOA payment (1)	(167)	(801)	(168)	(798)
Adjusted net income	$9,515	$8,068	$28,461	$23,080
(1) Item was tax effected at the effective tax rate.

Adjusted net income per common share:
Basic	$0.44	$0.39	$1.33	$1.14
Diluted	$0.44	$0.38	$1.30	$1.09

Adjusted weighted average common shares:
Basic	21,458,764	20,573,670	21,422,581	20,319,173
Diluted	21,833,870	21,439,491	21,811,793	21,149,868

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 29,	December 30,	December 29,	December 30,
Segment Data, Net External Sales:	2007	2006	2007	2006

Roller bearings segment	$22,832	$21,348	$69,582	$68,945
Plain bearings segment	38,653	37,166	112,548	104,250
Ball bearings segment	13,004	13,382	40,257	37,722
Other segment	5,918	4,648	16,075	14,106
	$80,407	$76,544	$238,462	$225,023

	Three Months Ended		Nine Months Ended
	December 29,	December 30,	December 29,	December 30,
Selected Financial Data:	2007	2006	2007	2006

Depreciation and amortization	$2,670	$2,583	$7,616	$7,531

Cash provided by operating activities	$1,016	$14,789	$24,606	$42,200

Capital expenditures	$3,159	$3,448	$14,288	$8,031

Total debt			$51,250	$72,681

Cash on hand			$9,194	$13,456

Total debt minus cash on hand			$42,056	$59,225

Backlog			$192,663	$178,087